Exhibit 4.20

DEBT SETTLEMENT AGREEMENT

THIS AGREEMENT is made effective as of the 20th day of June, 2022.

BETWEEN:

2766923 ONTARIO INC.

(hereinafter referred to as the “Creditor”)

- and -

GROWN ROGUE INTERNATIONAL INC.

(hereinafter referred to as the “Corporation”)

WHEREAS as at the date hereof, the Corporation owes the Creditor Usd. $700,000, representing the balance of all amounts owing under an unsecured promissory note (the “Promissory Note”) dated September 9, 2021 (the “Indebtedness”);

AND WHEREAS pursuant to a debt assignment agreement (the “Debt Assignment Agreement”) dated June 20, 2022, the Creditor was assigned all right, title and interest in and to the Promissory Note;

AND WHEREAS the Corporation has requested that the Creditor accept Common Shares (as defined herein) in satisfaction in full of all of the Indebtedness as outlined herein,

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and agreements herein contained, it is mutually declared, covenanted and agreed by and between the parties as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

(a)	“Applicable Law” means all applicable provisions of laws, statutes, rules, regulations, ordinances, official directives, treaties and orders of all governmental bodies (including those of constitutional, federal, provincial, state, local, municipal, foreign, international, and multinational origins) and judgments, orders and decrees of all courts, arbitrators, commissions, administrative tribunals, or bodies exercising similar functions (including the principles of common law resulting therefrom);

(b)	“Party” means a party to this Agreement;

(c)	“Person” means any individual, body corporate, partnership, trust, trustee, executor, administrator, legal representative, unincorporated organization, union, or governmental body; and

(d)	“this Agreement”, “herein”, “hereto”, “hereof” and similar expressions mean and refer to this Debt Settlement Agreement.

1.2	Headings

The expressions “Article”, “Section”, “Subsection”, “Clause”, “Subclause” and “Paragraph” followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause and paragraph of or to this Agreement.

1.3	Interpretation Not Affected By Headings

The division of this Agreement into Articles, Sections, Subsections, Clauses, Subclauses and Paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Party Drafting Agreement

The Parties hereto acknowledge that they have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

ARTICLE 2

DELIVERIES

2.1	Corporation Agreements and Deliveries

In consideration of the Corporation agreeing to sell, transfer and assign to the Creditor an aggregate of 2,362,204 common shares of Plant-Based Investment Corp. (the “PBIC Shares”), a publicly traded company listed for trading on the Canadian Securities Exchange under the symbol “PBIC”, the Creditor hereby agrees to accept the aforementioned PBIC Shares at a price of Cdn. $0.12 per share, the last quoted market price, for a total consideration of Cdn. $283,464.48 against the Indebtedness. It is hereby acknowledged by the Creditor that, upon delivery of the foregoing PBIC Shares, the Creditor shall forgive the remaining balance of the Indebtedness and the Corporation and its subsidiaries shall have no remaining liabilities or obligations of any kind in respect of the Indebtedness under the Promissory Note and the Promissory Note shall terminate and be fully discharged and cancelled forthwith.

ARTICLE 3

RELEASE

3.1	Release

Subject to receipt of the PBIC Shares, the Creditor hereby severally remises, releases and forever discharges the Corporation and its subsidiaries, and each of the irrespective directors, officers, employees, agents, successors and assigns, of and from any and all manner of actions, causes of actions, suits, proceedings, debts, accounts, bonds, covenants, contracts, claims, liabilities, damages, grievances, executions, judgments, rights and demands of any kind whatsoever, both in law and in equity (collectively referred to herein as “Claims”) which the Creditor ever had, now has, or can, shall or may in the future have had or have against the Corporation for any matter whatsoever existing up to or on the date hereof with respect to the Indebtedness under the Promissory Note.

ARTICLE 4

CONDITIONS PRECEDENT

4.1	General Conditions

The respective obligations of the parties hereto to consummate the transactions contemplated hereby are subject to the receipt of all consents, orders and approvals, including, without limitation, regulatory approvals, required or necessary or desirable for the completion of the transactions provided for in this Agreement shall from the Persons, authorities or bodies having jurisdiction in the circumstances, all on terms satisfactory to each of the parties hereto, acting reasonably. Such condition may be waived by mutual consent of the Parties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants, and covenants to the Creditor, and acknowledges that the Creditor is relying upon such representations, warranties, and covenants in entering into this Agreement, that:

(a)	it is a company governed by the laws of the Province of Ontario;

(b)	the Corporation has full power and authority to enter into this Agreement and to perform the same and do all other acts which may be necessary to consummate the transactions contemplated hereby;

(c)	the execution and delivery of this Agreement are within the corporate power and authority of the Corporation and have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding obligation of the Corporation enforceable against it and its successors in accordance with its terms, subject to the usual qualification as to enforceability being limited by bankruptcy and other laws effecting the enforcement of creditors’ rights generally, equitable remedies being discretionary remedies and rights to indemnification and contribution being limited by applicable laws;

(d)	the PBIC Shares are owned by the Corporation as owner of record with good and marketable title thereto, free and clear of all mortgages, liens, charges, security interest, adverse claims, pledges, encumbrances and demands whatsoever;

(e)	no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Corporation of any of the PBIC Shares; and

(f)	the Corporation is entitled to sell, transfer and assign the PBIC Shares to the Creditor in accordance herewith.

5.2	Representations, Warranties and Covenants of the Creditor

The Creditor represents, warrants and covenants to the Corporation, and acknowledges that the Corporation is relying on such representations, warranties and covenants in entering into this Agreement, that:

(a)	the Creditor has full power and authority to enter into this Agreement and to perform the same and do all other acts which may be necessary to consummate the transactions contemplated hereby;

(b)	the execution and delivery of this Agreement are within the power and authority of the Creditor and have been duly authorized by all necessary action and this Agreement constitutes a valid and binding obligation of the Creditor enforceable against it and its successors in accordance with its terms, subject to the usual qualification as to enforceability being limited by bankruptcy and other laws effecting the enforcement of creditors’ rights generally, equitable remedies being discretionary remedies and rights to indemnification and contribution being limited by applicable laws;

(c)	the Creditor is at the time of entering into this Agreement the beneficial owner of the Indebtedness, which represents a bona fide debt of the Corporation, with good and marketable title thereto free and clear of all liens, charges, security interest and other encumbrances whatsoever;

(d)	the Indebtedness constitutes the entire outstanding indebtedness of the Corporation to the Creditor under the Promissory Note as at the date hereof;

(e)	the Creditor has no claims or potential claims against the Corporation on account of any matter whatsoever, other than the Indebtedness; and

(f)	subject to the terms and conditions set forth herein, the release contained in Section 3.1 hereof will be fully enforceable by the Corporation against the Creditor.

All of the representations, warranties and covenants shall survive the closing of the sale, transfer and assignment of the PBIC Shares hereunder.

ARTICLE 6

CLOSING

6.1	Closing

The Parties agree that the sale, transfer and assignment of the PBIC Shares in accordance with this Agreement shall occur at a time and place that is mutually satisfactory to the Parties and shall forthwith occur as soon as practicable.

ARTICLE 7

GENERAL

7.1	Further Assurances

Each Party will, from time to time, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

7.2	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

7.3	Currency

All dollar amounts expressed herein refer to the lawful currency of the United States.

7.4	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated as a contract made in the Province of Ontario. The Parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of Ontario and courts of appeal therefrom in respect of all matters arising out of this Agreement.

7.5	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, heirs, trustees, receivers, successors and permitted assigns.

7.6	Severance

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and any such invalid, illegal or unenforceable provision shall be deemed to be severable, and the remainder of the provisions of this Agreement shall nevertheless remain in full force and effect.

7.7	Time Of Essence

Time shall be of the essence in this Agreement.

7.8	Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by all parties. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by each of the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date first above written.

GROWN ROGUE INTERNATIONAL INC.

Per:	/s/ J. Obie Strickler
	Name:	J. Obie Strickler
	Title:	Chief Executive Officer

2766923 ONTARIO INC.

Per:	/s/ Cameron Wickham
	Name:	Cameron Wickham
	Title:	Chief Executive Officer